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                           M. H. MEYERSON & CO., INC.

                                   Exhibit 11

                         Statement of Earnings Per Share


The earnings per share during the periods presented were calculated as follows:

    Three months ended April 30, 2002

    6,606,514 shares from 2/1 to 4/30/02           89 days          587,979,746

    $(1,492,723)/6,606,514=$(0.23) basic loss
                                   per share.






Three months ended April 30, 2001

6,571,715 shares from 2/1 to 2/12/01               12 days           78,860,580
6,573,123 shares from 2/13 to 2/19/01               7 days           46,011,861
6,575,097 shares from 2/20 to 3/5/01               14 days           92,051,358
6,577,226 shares from 3/6 to 3/8/01                 3 days           19,731,678
6,578,547 shares from 3/9 to 3/11/01                3 days           19,735,641
6,579,785 shares from 3/12 to 3/20/01               9 days           59,218,065
6,581,514 shares from 3/21 to 4/30/01              41 days          269,842,074
                                                   89 days          585,451,257



585,451,257/89 days = 6,578,104 weighted average shares outstanding. Net loss
- three months ended April 30, 2001 = $(3,968,379) $(3,968,379)/6,578,104 =
$(0.60) basic loss per share. Equivalent shares calculation would be anti-dilutive.








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